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                                                                       Exhibit 9

                             THE GRAND UNION COMPANY
                            201 Willowbrook Boulevard
                                 Wayne, NJ 07470

                                                          July 30, 1996

Shamrock Capital Advisors, Inc.
4444 Lakeside Drive
Burbank, California  91505

Attention:  Geoffrey T. Moore

Gentlemen:

     This letter will confirm our engagement of Shamrock Capital Advisors, Inc., a Delaware corporation ("SCA") to provide management and consulting services to The Grand Union Company, a Delaware corporation (the "Company"), and its subsidiaries for a period of three years commencing on the Principal Closing Date (as that term is defined in the Purchase Agreement, defined below). We understand that SCA is the investment manager for Trefoil Capital Investors II, L.P., a Delaware limited partnership ("Trefoil"), which is a party to that Stock Purchase Agreement, dated July 30, 1996 (the "Purchase Agreement"), by and among the Company, Trefoil and GE Investment Private Placement Partners II, A Limited Partnership, a Delaware limited partnership ("GEI") (Trefoil and GEI to be referred to collectively as the "Purchasers").

     1. SCA will consult with, and provide advice to, the officers and management employees of the Company concerning matters (i) relating to the Company's financial policies and the development and implementation of the Company's business plans and (ii) generally arising out of the business affairs of the Company. It is understood that the Company shall have no obligation to follow any of SCA's advice. SCA shall devote such time as it deems is necessary to perform the services to be rendered by it hereunder, and SCA shall not be required to devote any minimum amount of time to the performance of such services. SCA may also be retained to provide additional special services to the Company as approved from time to time by the independent directors of the Company (directors of the Company neither affiliated nor associated with any of the Purchasers), upon such terms and conditions and for such compensation as shall be negotiated in good faith by SCA and the Company.



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     2. SCA's compensation for management and consulting services hereunder will be $300,000 in the first year of SCA's engagement to provide services hereunder (each such year a "Service Year"), $400,000 in the second Service Year, and $500,000 in the third Service Year, such amounts to be payable semiannually in advance in equal installments each Service Year, with the initial semiannual payment for the first Service Year to be made on the Principal Closing Date. The Company shall also reimburse SCA (or cause SCA to be reimbursed) for all of its reasonable out-of-pocket costs and expenses in connection with the performance of its services hereunder, which shall include the reasonable fees and disbursements of its counsel, upon documentation thereof. In addition to the foregoing compensation, the officers, directors or employees of any of the Purchasers or their respective affiliates serving as directors of the Company will also be paid customary director fees paid to non-employee directors of the Company and will be reimbursed for all of their reasonable out-of-pocket costs and expenses in connection therewith.

     3. The Company has been advised that SCA (and its officers and directors) provides consulting, management and other services to Trefoil, entities in which Trefoil invests, Shamrock Holdings, Inc., a Texas corporation ("Shamrock"), entities in which Shamrock invests, and others and that SCA anticipates it will continue to provide such services and similar services to other persons and entities. Accordingly, the Company acknowledges and agrees that SCA shall not be prevented or restricted, in any manner whatsoever, by this letter agreement from providing services (pursuant to a written agreement or otherwise) to any other person or entity and will be supplying services to the Company on a non-exclusive basis.

     4. The Company agrees to indemnify SCA and its affiliates in accordance with Schedule A, as attached hereto.

     5. This letter agreement may be terminated at any time, with or without cause, by SCA or the Company. Termination of this letter agreement by the Company shall not relieve the Company from its obligations (i) to pay to SCA any unpaid portion of the total amount of fees due to SCA during the entire stated term of this letter agreement, without giving effect to such termination (including any and all expenses incurred by SCA but not yet reimbursed by the Company in connection with the performance of services hereunder), which may be paid in one lump sum at the time of termination or in accordance with paragraph 2 hereof, at the Company's option, and (ii) to indemnify SCA in accordance with the provisions of Schedule A hereto, which obligations shall survive any termination of this letter agreement by the Company or SCA.

     6. SCA hereby agrees that it will, and will use its best efforts to, cause its directors, officers, employees, agents and advisors ("Representatives") to, maintain the

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confidentiality of all information obtained by it or its Representatives in connection with its services hereunder; will not disclose such information to any third party (including any other company to which SCA provides management services), except for information which (i) is or becomes generally available to the public other than as a result of a disclosure by SCA or its Representatives,
(ii) was within SCA's possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by SCA to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (iii) becomes available to SCA on a nonconfidential basis from a source other than the Company or any of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.


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     If this letter accurately sets forth our understanding with respect to the subject matter hereof, please indicate that SCA will be bound hereby by executing the enclosed copy of this letter in the space provided and return it to us.

                                        Very truly yours,

                                        THE GRAND UNION COMPANY


                                        By: /s/ Josesph J. McCaig
                                           _____________________________________
                                        Name:   Josesph J. McCaig
                                        Title:  President and
                                                Chief Executive Officer

Agreed to and accepted
this 30th day of July, 1996

SHAMROCK CAPITAL ADVISORS, INC.


By: /s/ Jeoffrey T. Moore
    ____________________________
     Managing Director



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                                                                      SCHEDULE A

     As part of the consideration for the agreement of SHAMROCK CAPITAL ADVISORS, INC., a Delaware corporation ("SCA"), to furnish its services, THE GRAND UNION COMPANY, a Delaware corporation (the "Company"), agrees to indemnify and hold harmless SCA and its affiliates and the respective partners, officers, directors, employees and agents of, and persons controlling, SCA or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, and each of their respective successors and assigns (collectively, the "indemnified persons") from and against all claims, liabilities, expenses, losses or damages (or actions in respect thereof) related to or arising out of actions taken (or omitted to be taken) by SCA pursuant to the terms of the letter agreement, dated July __, 1996, between SCA on the one hand and the Company on the other (the "Letter Agreement"), or SCA's role in connection therewith; provided, however, that the Company shall not be responsible for any claims, liabilities, expenses, losses and damages to the extent that it is finally judicially determined that they result primarily from actions taken or omitted to be taken by SCA in bad faith or due to SCA's gross negligence or willful misconduct. If for any reason (other than the bad faith, gross negligence or willful misconduct of SCA as provided above) the foregoing indemnity is unavailable to SCA or insufficient to hold SCA harmless, then the Company shall contribute to the amount paid or payable by SCA as a result of such claim, liability, expense, loss or damage in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and SCA on the other but also the relative fault of the Company and SCA, as well as any relevant equitable considerations, subject to the limitations that in any event SCA's aggregate contribution to all losses, claims, expenses, liabilities and damages shall not exceed the amount of fees actually received by SCA pursuant to the Letter Agreement. Promptly after receipt by SCA of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification may be sought against the Company, SCA will notify the Company in writing of the receipt or commencement thereof, but failure to notify the Company will relieve the Company from any liability which it may have hereunder only if, and to the extent that, such failure results in the forfeiture of substantial rights and defenses, and will not in any event relieve the Company from any other obligation to any indemnified person other than under this indemnification agreement. The Company shall assume the defense of such action (including payment of fees and disbursements of counsel) insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Company. SCA shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and disbursements of such counsel shall be at the expense of SCA unless employment of such counsel has been specifically authorized by the Company in writing. The Company shall pay the fees and expenses of one separate counsel for SCA and any other indemnified persons if the named parties to any such action (including any impleaded

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parties) include the Company (or any of the directors of the Company) and SCA and (i) in the good faith judgment of SCA the use of joint counsel would present such counsel with an actual or potential conflict of interest, or (ii) SCA shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company (or the director(s)). The Company shall not be liable to indemnify any person for any settlement of any claim or action effected without the Company's written consent, which consent shall not be unreasonably withheld. In addition, the Company agrees to reimburse SCA and each other indemnified person for all expenses (including reasonable fees and disbursements of counsel if the Company does not assume the defense of such action) as they are incurred by SCA or any indemnified person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which SCA or any such indemnified person is a party. SCA shall have no liability to the Company or any other person in connection with the services which they render pursuant to the Letter Agreement, except for SCA's bad faith, gross negligence or willful misconduct judicially determined as aforesaid. The indemnification, contribution and expense reimbursement obligation the Company has under this paragraph shall be in addition to any liability the Company may otherwise have.